As filed with the Securities and Exchange Commission on December 9, 2014
Registration No. 333-191017
Registration No. 333-191023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
POST-EFFECTIVE AMENDMENT TO
REGISTRATION STATEMENT ON FORM S-8
UNDER
THE SECURITIES ACT OF 1933

RENASANT CORPORATION
(Exact name of registrant as specified in its charter)

Mississippi	64-0676974
(State or other	(I.R.S. Employer
jurisdiction of incorporation	Identification No.)
or organization)

209 Troy Street
Tupelo, Mississippi 38804-4827
(662) 680-1001
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

MERCHANTS AND FARMERS BANK PROFIT AND SAVINGS PLAN
(Full title of the plan)

E. Robinson McGraw	Copy to:
President and Chief Executive Officer	Jane E. Armstrong, Esq.
Renasant Corporation	Phelps Dunbar LLP
209 Troy Street	365 Canal St. Suite 2000
Tupelo, Mississippi 38804-4827	New Orleans, Louisiana 70130
(662) 680-1001	(504) 584-9244
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

EXPLANATORY NOTE

This Post-Effective Amendment on Form S-8 relates to the Registration Statement on Form S-8 (No. 333-191017) of Renasant Corporation (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) on September 5, 2013, and to the Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 filed with the Commission on September 6, 2013 (collectively, the “Registration Statements”). Pursuant to the Registration Statements, 283,997 shares of the Registrant’s common stock, $5.00 par value per share (“Common Stock”) as well as an indeterminate number of interests were registered for issuance under the Merchants and Farmers Bank Profit and Savings Plan (the “Plan”).
The Plan was originally assumed by the Registrant pursuant to a merger of the Plan’s former sponsor, First M&F Corporation, with and into the Registrant, effective as of September 1, 2013. The Plan was terminated effective August 31, 2013, and all accounts thereunder have been substantially liquidated and distributed. As a result, the Company is no longer issuing Common Stock under the Plan.
This Post-Effective Amendment on Form S-8 is being filed in order to de-register all remaining shares of Common Stock and related indeterminate interests that were registered on the Registration Statements and remain unissued under the Plan as of the date of this filing.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on this 9th day of December, 2014.

RENASANT CORPORATION
By:	/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.

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